Exhibit 4.12

5 August 2022

Mr Lekhram Changoer

3404 HL IJsseslstein

The Netherlands

Email: lchangoer@apirxpharma.com

Dear Lekhram,

Incannex Healthcare Limited - Appointment as Chief Technical Officer

This letter of appointment confirms the basis of your appointment as Chief Technical Officer of Incannex Healthcare Limited ACN 096 635 246 (Company).

This letter contains the terms and conditions of your appointment and confirms the Company’s policies and procedures.

DETAILS OF YOUR APPOINTMENT

1.	Term of appointment

1.1	Your appointment as a Chief Technical Officer will commence on 10 October 2022 and continue for a period of 12 months in duration (initial Period) and will continue unless the agreement is terminated. Following the initial period of engagement, a review will be conducted with both parties to mutually agree to continue the engagement. If at any time you wish to interpose a corporate entity, you may nominate a corporate entity which employs you as principal consultant.

1.2	At any time during your tenure your performance as Chief Technical Officer may be reviewed in accordance with the processes agreed by the Board from time to time. A recommendation as to your re-appointment may be made in notices of meeting or other material provided to shareholders. You agree to participate in such reviews.

1.3	You may resign at any time on 21 days’ notice.

1.4	Either party may terminate this agreement immediately if the other commits a material breach of this agreement, which is not cured for 14 days after notice is provided from the non-defaulting party.

1.5	Either party may terminate immediately if the other party becomes insolvent.

1.6	On termination, resignation, retirement or removal from office as Chief Technical Officer in accordance with this agreement, you shall not be entitled to any damages for, or make any claim against the Company or its officers in relation to, loss of office and, unless expressly agreed by the Board to the contrary, no fee will be payable to you in respect of your retirement or any unexpired portion of the term of your appointment.

1.7	This letter refers only to your appointment as Chief Technical Officer.

2.	Time commitment

3.	Your anticipated time commitment is approximately 40 hours per week.

4.	You will be expected to perform the milestone activities as set out in Schedule 1 to this letter and as amended from time to time (and are accepted by you) and any other duties reasonably contemplated by your office.

4.1	As you will appreciate, your time commitment will be affected by the issues confronting the Company from time to time. You are expected to meet any extra time commitments from time to time within reason as required.

4.2	By accepting your appointment, you will be taken to have confirmed that you will be able to devote sufficient time to appropriately perform your duties and responsibilities as Chief Technical Officer of the Company. You should seek the Board’s consent before you take on any added or other commitments that are likely to affect your anticipated ability to devote the required time to the performance of your duties and obligations as Chief Technical Officer of the Company.

5.	Remuneration

5.1	Your Annual Chief Technical Officer’s Fee is $210,000 AUD per annum ($17.500 AUD per month). You agree to invoice the Company on a monthly basis for the Annual Chief Technical Officer’s Fee.

5.2	In addition to the Annual Chief Technical Officer’s Fee, you are also entitled to:

5.2.1	Performance rights over shares in the Company conditional on the achievement of certain milestone activities (Milestone Performance Rights) and can be taken as cash or performance rights at your election as set out in Schedule 1 to this letter;

5.3	Receive the remaining shares on the basis of the share sale & purchase agreement between Mr. Lekhram Changoer and Incannex Healthcare Limited to be transferred to Prasch BV. Details are explained in Schedule 1 to this letter.

5.4	The issue of the shares and options to you is also conditional on the approval of the Company’s shareholders. The Company will convene an EGM to have the Milestone Performance Rights, Value Based Performance Rights and CTO Options approved under ASX Listing Rule 10.11 within 3 months of appointment. Where equity securities are to be issued later than 3 months from the date of the meeting, a waiver from ASX LR 10.3.3 will be sought.

5.5	You may receive or be entitled to a retirement allowance or other equity or incentive-based remuneration at the discretion of the Board (subject, if required, to the approval of the shareholders).

5.6	If there is any dispute as to your entitlement to Milestone Performance Rights and Value Based Performance Rights, a suitable expert being an accounting partner from a mid-tier accounting firm (Grant Thornton, Pitcher Partners, RSM, BDO or William Buck) is to be appointed within seven days of the formal notice of dispute being provided by you. The expert will determine the dispute including who should pay for their costs.

5.7	If you are required to perform services for the Company that, in the opinion of the directors, are outside the scope of the ordinary duties of a Chief Technical Officer, the Company may pay you for those services in addition to, or instead of, your remuneration under paragraph 5.1.

5.8	Milestone Performance Rights Subject at all times to the policies of the Company, you will be entitled to be paid travelling, hotel and other expenses properly incurred by you in attending and returning from any Board meetings, any committee meetings, general meetings or otherwise in connection with the Company’s business. Where required by the policies of the Company, you should obtain the approval of the Board before you incur any expense.

6.	Other interests

6.1	You confirm that you have:

6.1.1	provided to the Company all of the relevant information about you which the Company reasonably needs to know in order to make an informed decision to appoint you to the position of Chief Technical Officer;

6.1.2	provided the Company with details of your present directorships or offices with other companies or organisations, business and other interests;

6.1.3	declared any actual or potential conflicts of interest; and

6.1.4	declared that these other existing commitments and/or interests will not affect your ability to perform or discharge your responsibilities as a Chief Technical Officer of the Company.

6.2	You agree that you will:

6.2.1	not accept any seek any other appointments or offers of employment that may conflict with your position as Chief Technical Officer of the Company unless and until you have informed the Board (where practicable) of your intention to accept that office and paid due regard to any objections or issues raised by the Board in relation to that appointment; and

6.2.2	fully and frankly tell the Board in a timely manner about anything that:

(a)	affects you which, if known, may have an adverse impact on the Company’s reputation or public profile;

(b)	may lead to an actual or potential conflict of interest or duty; and

(c)	may lead to a reasonable perception of an actual or potential conflict of interest or duty.

6.3	You agree to tell the Company about any interest you may have in the securities of the Company or a related body corporate or interests in any contract relating to those securities.

7.	Share trading

The Company has in place a share trading policy detailing when you can and cannot deal in the Company’s securities and other securities. You must familiarise yourself with, and comply with

8.	Defined terms and interpretation

8.1	In Part B of this letter:

Annual Chief Technical Officer’s Fee is given meaning in section 5.1 of this letter.

Business Day means Monday to Friday inclusive, except New Year’s Day, Good Friday, Easter Monday, Christmas Day, Boxing Day and any other day that ASX declares is not a business day.

Corporate Action means a transaction implemented by the Company, including a bonus issue, rights issue, reconstruction of capital (including consolidation, subdivision, reduction or return), scheme of arrangement or dividend reinvestment plan.

Milestone Performance Rights means the entitlement to shares in the Company conditional upon the achievement of milestones calculated in accordance with Schedule 1 of this letter, and conditional upon the approval of shareholders.

Value Based Performance Rights means the entitlement of shares in the Company conditional upon the performance of the Company calculated in accordance with Schedule 2 of this letter, and conditional upon the approval of shareholders of the Company.

8.2	Your appointment is governed by the laws of Victoria.

Please confirm your acknowledgment that you have read and understood the contents of this letter and that you agree to act as a Chief Technical Officer of the Company on the terms set out above by signing and returning to me the enclosed copy of this letter.

Yours sincerely
Incannex Healthcare Healthcare Limited

/s/ Joel Latham
Joel Latham
Managing Director & CEO

YOUR ACCEPTANCE

I accept and agree to be bound by the terms of this letter.

Date 18-10-2022

Signed	/s/ Lekhram Changoer
Name (print)	Lekhram Changoer

SCHEDULE 1- MILESTONE PERFORMANCE RIGHTS AND CASH COSIDERATION

Short Term Incentive “STI” - Milestones to be completed in 12 months

1.	You are also eligible to participate in an STI program, this is based on the achievement of milestones, in addition to your base salary fees.

2.	STI milestones will be paid within 15 days following the achievement of each milestone.

3.	STI rewards, at the election of the employee the subject of this agreement, can be made paid to that employee in the form of ordinary fully paid shares at a price determined as 75% of the 15- day VWAP price of shares traded on ASX immediately prior to the date of issue.

4.	The remaining 3,017,236 fully paid shares on the basis of the share sale and purchase agreement between Mr Lekhram Changoer and Incannex Healthcare limited to be transferred to Prasch BV, following receiving board approval and signing of this engagement letter.

Priority	Product	Milestones to be completed in 12 months	Payment on achievement of Milestone ($AUD)
1	Can ChewRx	Commence GMP product manufacturing	$2,000.00
		Meet with TGA and submit S3 application	$2,000.00
		Design clinical trial, engage CRO if needed	$2,000.00
		Commence clinical trial if required by TGA	$15,000.00
		Successful registration of an OTC product dependent on decision of TGA	$30,000.00

2	CanQuitO	Commence formulation development	$2,000.00
		Complete Pre-IND meeting with with FDA	$2,000.00
		Complete Pre-IND meeting with with EMA	$2,000.00
		Commence GMP drug product manufacturing	$2,000.00
		Design clinical trial and engage CRO	$2,000.00
		Lodge HREC documents	$2,000.00
		Commence patient recruitment for Phase 1 clinical trial	$15,000.00

3	CanQuitN	Commence formulation development	$2,000.00
		Complete Pre-IND meeting with FDA	$2,000.00
		Complete Pre-IND meeting with EMA	$2,000.00
		Commence GMP drug product manufacturing	$2,000.00
		Design clinical trial and engage CRO	$2,000.00
		Lodge HREC documents	$2,000.00
		Commence patient recruitment for Phase 1 clinical trial	$15,000.00

4	Renecann	Complete Pre-IND meeting with FDA	$2,000.00
		Complete Pre-IND meeting with EMA	$2,000.00
		Commence GMP drug product manufacturing if no additional tox data is needed	$2,000.00
		Complete Phase 1 & 2 trial designs	$2,000.00
		Engage CRO	$2,000.00
		Lodge HREC documents	$2,000.00
		Commence patient recruitment for Phase 1/2 clinical trial	$15,000.00

5	MedChewRx	Complete GMP API extraction	$2,000.00
		Develop formulation for CBD+THC	$2,000.00
		Commence GMP drug product manufacture	$2,000.00
		Complete Phase 1 study design and engage CRO	$2,000.00
		Lodge HREC documents	$2,000.00
		Commence patient recruitment for Phase 1 clinical trial	$15,000.00

6	CheWell	Commence formulation development	$2,000.00
		Complete Pre-IND meeting with FDA	$2,000.00
		Complete Pre-IND meeting with EMA	$2,000.00
		Commence GMP drug product manufacture	$2,000.00
		Design clinical trial and engage CRO	$2,000.00
		Lodge HREC documents	$2,000.00
		Commence patient recruitment for Phase 1 clinical trial	$15,000.00

Schedule 4 - Terms of Performance Rights

These rights are rights to which Subdivision 83A-C of the Income Tax Assessment Act (Cth) 1997 applies (subject to the conditions in that Act).

The following is a summary of the key terms and conditions of the Performance Rights:

(a)	(Performance Rights): each Performance Right is a right to a fully paid ordinary share (Share) in the capital of the Company.

(b)	(General Meetings): each Performance Right does not confer upon the holder (Holder) the right to receive notices of general meetings and financial reports and accounts of the Company that are circulated to holders of fully paid ordinary shares in the capital of the Company (Members).

(c)	(Dividend and Voting Rights): a Performance Right does not confer upon the Holder an entitlement to vote or receive dividends.

(d)	(No rights to return of capital): a Performance Right does not entitle the Holder to a return of capital, whether in a winding up, upon a reduction of capital or otherwise.

(e)	(Share ranking): all Shares issued upon exercise of the Performance Rights will upon issue rank pari passu in all respects with all other Shares.

(f)	(Listing of Shares on ASX): At the time of exercise of the Performance Rights and issue of Shares, the Company will apply for quotation of all Shares issued pursuant to the exercise of Performance Rights on ASX within the period required by ASX.

(g)	(Transfer of Performance Rights): a Performance Right is not transferable (including encumbering the Performance Rights). Unless the relevant dealing is effected by force of law on death or legal incapacity to the Holder’s legal personal representative or the Board otherwise determines, a Holder may not dispose of a Performance Right that has been granted to them. The Company may require that a Performance Right be forfeited if a disposal occurs or is purported to occur other than in accordance with these terms.

(h)	(Participation in new issues): there are no participation rights or entitlements inherent in the Performance Rights and holders will not be entitled to participate in new issues of capital offered to Members during the currency of the Performance Rights.

(i)	(Adjustment for reconstruction): if, at any time, the issued capital of the Company is reorganised (including consolidation, subdivision, reduction or return), all rights of a holder of a Performance Right (including the exercise conditions) are to be changed in a manner consistent with the Corporations Act 2001 (Cth) and the ASX Listing Rules at the time of the reorganisation.

(j)	(Exercise of Performance Rights): subject to paragraph (l), each Performance Right confers upon the Holder the right to be issued one Share at a nil exercise price upon the receipt of a written notice from the relevant Holder requesting that the Performance Right is exercised following the later of (i) any ASX imposed escrow period on the relevant Holder and (ii) achievement of the milestones as set out in the relevant Schedule (Milestones).

(k)	(Deferral of Exercise if resulting in a prohibited acquisition of Shares): if the exercise of a Performance Right would result in any person being in contravention of section 606(1) of the Corporations Act 2001 (Cth) (Prohibition), the exercise of those Performance Rights shall be deferred until such time or times when the exercise would not result in a contravention of the Prohibition. In assessing whether the exercise of a Performance Right would result in any person being in contravention of the Prohibition:

(i)	Holders may give written notice to the Company if they consider that the exercise of a Performance Right may result in contravention of the Prohibition. The absence of such written notice from the Holder will entitle the Company to assume that the exercise of a Performance Right will not result in any person being in contravention of the Prohibition.

(ii)	the Company may (but is not obliged to) by written notice to a Holder request that a Holder provides the written notice referred to in paragraph (k)(i) within 7 days if the Company considers that the exercise of a Performance Right may result in the contravention of the Prohibition. The absence of such written notice from the Holder will entitle the Company to assume that the exercise of a Performance Right will not result in any person being in contravention of the Prohibition.

(l)	(Lapse if Milestone not achieved): if the relevant Milestone is not achieved by the required date, then each Performance Right in that class will automatically lapse on non-satisfaction of the Milestone.

(m)	(Expiry): the Performance Rights (not yet exercised) will automatically lapse on the fifth anniversary of the Company listing on the ASX.

(n)	(Exercise procedure): the Company will issue the Holder with a new holding statement for any Share issued upon exercise of a Performance Right within 10 business days following exercise.

(o)	(Tranches): Performance Rights issued to a Holder may be exercised in tranches at the request of the Holder subject to paragraph (j).

(p)	(Continued service): a Holder must be a Director, consultant or employee of the Company or a subsidiary thereof. A Holder’s entitlement to any Performance Rights in relation to Milestones that have not been met, ceases upon the date that is 3 months after the Holder ceases to be either a Director, consultant or employee of the Company. For the avoidance of doubt, for any Milestone met prior to the date of cessation of service, the Holder remains entitled to exercise the relevant Performance Rights and be issued Shares, regardless of whether the Holder remains a Director, consultant or employee of the Company or a subsidiary thereof at the time of exercise.

(q)	(Control Events): Performance Rights issued to a Holder will be immediately exercised and Shares issued to the Holder on the occurrence of any of the following events:

(i)	a Takeover Bid is made to acquire all or some of the ordinary shares in the capital of the Company and the directors of the Company recommend to shareholders that the Takeover Bid be accepted;

(ii)	a court approves a Scheme of Arrangement which would result in a person having a Relevant Interest in more than 50% of the ordinary shares in the capital of the Company; or

(iii)	the Company announces to the ASX an intention to sell all or substantially all of its business undertakings or assets.

(r)	(Definitions):

(i)	Relevant Interest has the meaning given to it in the Corporations Act 2001 (Cth).

(ii)	Scheme of Arrangement has the meaning given to it in the Corporations Act 2001 (Cth).

(iii)	Takeover Bid has the meaning given to it in the Corporations Act 2001 (Cth)